Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
LUMINENT, INC.,
a Delaware corporation
     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, Near Margalit, Chief Executive Officer of Luminent, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY,
     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first article of the Certificate of Incorporation in its present form and substituting therefore a new article in the following form:
“FIRST: The name of the corporation is Source Photonics, Inc. (hereinafter the “Corporation”).”
     SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the DGCL.
     IN WITNESS WHEREOF this Certificate of Amendment of Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation on this 11th day of December 2007.

By:	/s/ Near Margalit
	Name:	Near Margalit
	Title:	Chief Executive Officer

CERTIFICATE OF OWNERSHIP AND MERGER MERGING LUMINENT, INC.
INTO
MRV MERGER SUB CORP.
(Pursuant to section 253 of the General Corporation Law of the state of Delaware)
MRV MERGER SUB CORP., (the “Company”) a corporation organized and existing under the laws of .the state of Delaware, does hereby certify:
First: That this Company was incorporated on the 25th day of July, 2001, pursuant to the General Corporation Law of the state of Delaware.
Second: That this Company owns at least ninety per centum of the outstanding shares of each class of the stock of Luminent, Inc., a corporation organized and existing under the laws of the state of Delaware.
Third: That this Company, by a resolutions of its board of directors duly adopted by unanimous written consent on the 27th day of December, 2001 determined to merge into itself said Luminent, Inc. which resolutions are set forth on Exhibit A, attached hereto and incorporated herein.
Fourth: The Certificate of Incorporation of the Company is hereby amended by deleting Article I of the Certificate of Incorporation in its present form and substituting therefore new Article I in the following form: The name of the Company is Luminent, Inc.
Fifth: The merger shall be effective on December 28, 2001.
IN WITNESS WHEREOF, said MRV Merger Sub Corp has caused its corporate seal to be affixed and this certificate to be signed by Noam Lotan, its president and Shlomo Margalit its secretary this 27th day of December 2001.

(Corporate Seal)	/s/ Noam Lotan

Noam Lotan, President

/s/ Shlomo Margalit

Shlomo Margalit, Secretary

Exhibit A
RESOLUTIONS OF MERGER
     WHEREAS, MRV Merger Sub (“the Company”) holds in excess of 90 percent of the outstanding shares of each class of stock of Luminent, Inc., a Delaware corporation (“Luminent”), and therefore may effect the merger of Luminent with and into the Company as a short-form merger under Section 253 of the Delaware General Corporation Law (“DGCL”);
     WHEREAS, MRV Communications, Inc., a Delaware corporation (“MRV”), the parent of the Company and the owner of 100% of the Company’s outstanding stock has resolved and agreed in consideration for the merger to issue up to 5,160,000 shares of the common stock of MRV to the holders of the common stock of Luminent other than the Company in the ratio of 0.43 share of MRV common stock for each share of Luminent common stock held at the time of the merger;
     WHEREAS, the Securities and Exchange Commission (“SEC”) has advised that acceleration of the effective date of Post-Effective Amendment Nos. 2, 3 and 4 to MRV’s existing Registration Statement on Form S-4 (SEC file no. 333-44536) (together with such post-effective amendments the “Registration Statement”) relating to the shares of MRV common stock to be issued in the merger may be requested; MRV has, in accordance with the requirements of The Nasdaq Stock Market, submitted to The Nasdaq Stock Market a Notification Form Listing of Additional Shares regarding the shares of MRV common stock to be issued in the merger and the requirements of section 253 of the DGCL are satisfied;
     NOW, THEREFORE, BE IT AND IT HEREBY IS
     RESOLVED, that Luminent be merged with and into the Company effective on December 28 2001; concurrently with SEC’s declaration of effectiveness of the Registration Statement under the Securities Act of 1933 relating to the shares of MRV common stock to be issued in the merger;
     RESOLVED FURTHER, that each share of Luminent common stock held by its stockholders at the time of the merger (other in respect of which appraisal rights are perfected) shall be converted into and exchanged for 0.43 share of MRV common stock;
     RESOLVED FURTHER, that the Company shall pay cash in lieu of fractional shares otherwise issuable in the merger based on the closing price of MRV common stock on the Nasdaq National Market on December 27, 2001;
     RESOLVED FURTHER, that all liabilities and obligations of Luminent be assumed by the Company upon the consummation of the merger;
     RESOLVED FURTHER, that other than the appraisal rights granted by section 262 of the DGCL to the stockholders of Luminent other than the Company, no additional rights shall be granted by the Company, or Luminent or MRV to the stockholders of Luminent in the merger;

A-1

     RESOLVED FURTHER, that the shares of Luminent common stock held by the Company shall be cancelled upon consummation of the merger;
     RESOLVED FURTHER that the president or a vice-president, and the secretary or treasurer of the Company be and they hereby are directed to make and execute, under the corporate seal of this Company, a certificate of ownership and merger setting forth a copy of the resolution to merge Luminent and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the secretary of state of Delaware, and a certified copy thereof in the office of the recorder of deeds of New Castle county;
     RESOLVED FURTHER, that within 10 days after the filing and recording of the aforementioned certificate of ownership and merger, the officers of this Company be and they hereby are directed to notify each stockholder of record of Luminent, other than this Company, that the certificate of ownership and merger has been filed and recorded and of the terms and conditions of the merger;
     RESOLVED FURTHER that this Company relinquish its corporate name and assume in place thereof, the name of said merged corporation, namely Luminent, Inc.
     RESOLVED FURTHER that the officers of this Company be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the state of Delaware which may be in anywise necessary or proper to effect said merger; and
     RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed to execute any document, make any filing and take any other action which they, or any of them, deem necessary or appropriate to effectuate the purpose of the foregoing resolutions, and the execution by such officers of any such documents or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the documents so executed and the action so taken.

A-2

CERTIFICATE OF INCORPORATION
OF
MRV MERGER SUB CORP.
     FIRST: The name of the corporation is: MRV Merger Sub Corp.
     SECOND: The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the corporation shall have authority to issue 10,000 shares of Common Stock of the par value of $.001 per share.
     FIFTH: The name and mailing address of the incorporator are: Kasey Hannah c/o Kirkpatrick & Lockhart LLP, 10100 Santa Monica Blvd. 7th Floor, Los Angeles, California 90067.
     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.
     SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.
     EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     NINTH: The corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director or officer of the corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the corporation, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.
     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.
     Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article. The rights conferred by this Article shall not be exclusive of any other right which the corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred by this Article shall continue as to any person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such person.
     For the purposes of this Article, the term “authorized representative” shall mean a director, officer, employee or agent of the corporation or of any subsidiary of the corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the corporation or by any subsidiary of the corporation, or a person who is or was serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the corporation.
     THE UNDERSIGNED, being the incorporator named above, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of July 2001.

/s/ Kasey Hannah
Kasey Hannah, Incorporator